Exhibit 10.3

NATIONAL FUEL GAS COMPANY

2012 PERFORMANCE INCENTIVE PROGRAM

NATIONAL FUEL GAS COMPANY (the “Company”) hereby adopts this NATIONAL FUEL GAS COMPANY 2012 PERFORMANCE INCENTIVE PROGRAM (the “Program”) as of this 8th day of December 2011, in accordance with the terms provided herein.

Section 1. Incentive Program Purpose. The purpose of the Program is to enable the Company and its majority-owned subsidiaries (the “Subsidiaries”) to attract, retain, motivate and reward officers and key employees by providing them with long-term incentive opportunities directly linked to the Company’s performance with respect to certain strategic objectives of the Company, which are also intended to further align their interests with those of the Company’s shareholders.

Section 2. Eligibility. The Compensation Committee of the Board of Directors or such other committee that the Board of Directors may designate from time to time (the “Committee”) shall designate the persons eligible to participate in the Program (each, a “Participant”) from among the officers and employees of the Company and its Subsidiaries.

Section 3. Performance Periods and Target Incentives. With respect to each Participant, the Committee shall establish a dollar denominated target incentive opportunity (the “Target Incentive”) applicable to such Participant with respect to each performance period (“Performance Period)” established by the Committee. In the event that an employee is selected as a Participant after the commencement of any Performance Period (including by reason of having first been hired after the commencement of the Performance Period), the Committee shall determine the basis on which such person shall be permitted to participate in the Program for such Performance Period (including, but not limited to, whether the Participant’s Target Incentive will be pro-rated to reflect his or her eligibility for only a portion of the Performance Period); provided, however, that the Committee shall only approve such person’s participation to the extent that the terms of such participation comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 and the rules, regulations and interpretations promulgated thereunder, as amended from time to time (the “Code”).

Section 4. Performance Objective, Percentage of Target Incentive Paid and Percentile Ranking.

(a) Establishment of Performance Objective. The performance objective (“Performance Objective”) upon which any payment under the Program shall be conditioned shall be the Company’s Total Return on Capital (as defined below) over the Performance Period relative to the Total Return on Capital of other companies in the Peer

Group (as defined below) for the Performance Period. “Total Return on Capital” for the Company or any member of the Peer Group shall mean the average of the returns on capital for each twelve month period corresponding to each of the Company’s fiscal years during any Performance Period, based on the data reported for that company in the AUS Monthly Utility Reports or, if the AUS Monthly Utility Reports ceases to be available, such alternative, similar publication or service as the Committee shall designate (the “Monthly Utility Reports”) for the Natural Gas Distribution and Integrated Natural Gas Companies peer group for which data is available for the entire Performance Period (the “Peer Group”). Notwithstanding the foregoing, in comparing the Company’s performance to that of the Peer Group, the Committee shall adjust the Company’s Total Return on Capital to include the effect of discontinued operations. To the extent reasonably correctible, the Committee shall correct the reported data for a known error in the reporting of the results of the Company.

(b) Determination of Amount Payable in Respect of Performance Period. Subject to the Committee’s discretion to reduce the amount payable to any Participant based on such factors as the Committee shall determine with respect to each Performance Period, including but not limited to the Participant’s individual performance, the amount that shall be payable to each Participant shall be equal to the product of the Participant’s Target Incentive and the Percentage of Target Incentive Paid. The “Percentage of Target Incentive Paid” shall be determined based on achievement of the following performance thresholds:

(i)	if the Company’s Percentile Ranking (as defined in Section 4(c) below) relative to the Peer Group does not exceed 45%, then the Percentage of Target Incentive Paid shall equal zero;

(ii)	if the Percentile Ranking is 45.01%, then the Percentage of Target Incentive Paid shall equal 50%;

(iii)	if the Percentile Ranking is 60%, then the Percentage of Target Incentive Paid shall equal 100%;

(iv)	if the Percentile Ranking is 75%, then the Percentage of Target Incentive Paid shall equal 150%; and

(v)	if the Percentile Ranking is 100%, then the Percentage of Target Incentive Paid shall equal 200%.

For a Percentile Ranking between two established performance levels, the Percentage of Target Incentive Paid will be determined by mathematical interpolation. The Committee shall certify the determination of the Percentile Ranking and the corresponding achievement of the Performance Objectives prior to any payment under the Program.

(c) Determination of Percentile Ranking in Respect of Performance Period. The “Percentile Ranking” shall mean the percentage determined by dividing (A) the remainder of (i) the Company’s rank within the Peer Group for the Performance Period (measured lowest to highest) based on its Total Return on Capital for such Performance Period minus (ii) one (1), by (B) the number of companies (excluding the Company) in the Peer Group for that Performance Period. For purposes of determining the Percentile Ranking, if the Company’s Total Return on Capital for a Performance Period equals that of another company in the Peer Group, the Company shall be ranked ahead of such other company.

(d) Maximum Amount Payable in Respect of Performance Period. Notwithstanding the preceding provisions of this Section 4, in no event may the maximum amount payable to any Participant with respect to his or her Target Incentive for any single Performance Period exceed (i) one million dollars, with respect to a Performance Period with a length of one year or less, or (ii) three million dollars with respect to a Performance Period with a length of more than one year.

Section 5. Payment of Cash. Except as provided in Section 6, any amount determined to be payable to a Participant in respect of any Performance Period pursuant to Section 4 shall be paid to the Participant (or, where applicable, the Participant’s beneficiary or legal representative) in a single lump sum cash amount not later than 2 1/2 months after the end of the calendar year in which the relevant Performance Period ends.

Section 6. Employment Conditions to Payment.

(a) Full Award Requires Service for Entire Performance Period. To be entitled to payment in full of any amount payable in respect of any Target Incentive, a Participant must be in the continuous employ of the Company or a Subsidiary from the date he or she is selected as a Participant through the last day of the applicable Performance Period. Except as provided in Section 6(b), if a Participant’s employment terminates for any reason during a Performance Period (including, but not limited to, the Participant’s voluntary resignation), such Participant shall be entitled to receive payment of the amount, if any, determined pursuant to Section 6(c).

(b) Cause. If a Participant’s employment is terminated for “Cause” at any time prior to payment of any amount in respect of any Target Incentive under Sections 4 and 5, such Participant shall forfeit any right to receive any payment in respect of his or her Target Incentive for that Performance Period (regardless of whether the Performance Period shall have been completed and an amount would otherwise have been payable to the Participant in respect of his or her Target Incentive). For purposes of this Program, the term “Cause” means (i) the Participant’s failure to follow or comply with a reasonable and lawful written directive of the Board of Directors or Chief Executive Officer of the Company (the “CEO”), (ii) the Participant’s failure to perform the substantial responsibilities of his or her position, (iii) any act of dishonesty, gross negligence, or misconduct by the Participant, including any violation of a material Company policy or breach of fiduciary duty owed by the Participant to the Company (even if no harm results from such act), (iv) the Participant’s conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or the Participant’s willful violation of any law, rule or regulation, or (v) the Participant engages in, or is interested in, (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a “Competitor” of the Company. “Competitor” of the Company is any corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which is engaged in the transportation, purchase, brokering, marketing or trading of natural gas or other energy products or services which are competitive to the Company’s products or services, any of which is engaged in within 50 miles of the geographic area in which the Company is engaged in such competitive business, provided that a present or future investment in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed 2% of the total outstanding shares of such company will not constitute engagement or interest in a “Competitor.”

(c) Termination for Any Other Reason. Subject to the last sentence of this Section 6(c), if a Participant’s employment terminates during a Performance Period for any reason other than Cause, the amount payable to the Participant in respect of the Participant’s Target Incentive for any Performance Period shall be equal to the product of (x) the amount that would have been payable in respect of the Participant’s Target Incentive had such Participant been employed for the entire Performance Period (as determined in accordance with Section 4 based on the Committee’s certification of the achievement of the Performance Objective for the Performance Period) multiplied by (y) the Participant’s Pro-Rata Fraction. With respect to any Participant, the “Pro-Rata Fraction” is a fraction, the numerator of which is the number of days in the Performance Period completed prior to and including the date of Participant’s termination of employment, and the denominator of which is the total number of days in the Performance Period. To the extent a Participant becomes entitled to receive any payment as provided in this Section 6(c), such payment shall be made not later than 2 1/2 months after the end of the calendar year in which the relevant Performance Period ends. Any payment to a Participant pursuant to this Section 6(c) shall be subject to such terms and conditions (including, but not limited to, the execution of a release and/or certain restrictive covenants in favor of the Company) as the CEO shall determine not later than the date of such Participant’s termination of employment.

Section 7. Change in Control. Notwithstanding anything else in the Program to the contrary, in the event of a Change in Control, the rights of each Participant to receive payment in respect of any outstanding Target Incentive shall be determined in accordance with this Section 7. If a Change in Control occurs, the Total Return on Capital for each company in the Peer Group (including the Company) shall mean the average of the returns on capital or deemed returns on capital, as applicable, related to each fiscal year of the Company during the Performance Period, determined as follows:

(i)	with respect to any fiscal year of the Company during the Performance Period that, as of the date of the Change in Control, the return on capital for the period corresponding to the entire fiscal year has been reported in the Monthly Utility Reports, the actual returns reported for such period;

(ii)	with respect to any fiscal year of the Company during the Performance Period that, as of the date of the Change in Control, the return on capital for the period corresponding to the entire fiscal year has not been reported in the Monthly Utility Reports, a deemed return on capital equal to the average actual returns on capital reported for the 36 month period corresponding to the last three fiscal years of the Company for which returns have been reported in the Monthly Utility Reports.

The amount payable to each Participant for each open Performance Period shall be the product of (A) the amount that would have been payable to the Participant in respect of the Target Incentive applying the provisions of Section 4, but using the Total Return on Capital as determined for the Company and the Peer Group pursuant to this Section 7, and (B) a fraction, the numerator of which is the number of days in the Performance Period completed prior to, and including, the Change in Control and the denominator of which is the total number of days in the Performance Period. Any amount payable pursuant to this Section 8 shall be paid to the participant in a single lump sum cash payment as soon as practicable but in no event later than 2 1/2 months after the date of the Change in Control.

For purposes of this Program, a “Change in Control” shall be deemed to have occurred at such time:

(i)	any “person” within the meaning of Section 13(d) of the Exchange Act, other than the Company, a Subsidiary, or any employee benefit plan or plans sponsored by the Company or any Subsidiary, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock; or

(ii)

consummation of any consolidation or merger immediately following which the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following such transaction, (x) at least a majority of the stock ordinarily entitled to vote in the election of directors of the corporation surviving such consolidation or merger (or of the ultimate parent corporation in an unbroken chain which owns, directly or indirectly, a majority of the capital stock of such entity) or (y) stock in the entity described in subclause (x) that represents at least 50% of the fair market value of all classes of stock of such entity, in either case, in substantially the same proportionate ownership as such persons held immediately before such consolidation or merger; or

(iii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv)	individuals who constitute the Board on January 1, 2012 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to January 1, 2012 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters (3/4) of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

Section 8. Responsibilities of the Committee. The Committee shall administer and interpret the Program, including making the certification required under Section 4(b). The Committee shall consist of not less that two members, each of whom shall be “outside directors” as defined by Section 162(m) of the Code. Any determination made by the Committee under the Program shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Program and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Program, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Committee shall be liable for any action or determination made in good faith under the Program or with respect to any Target Incentive awarded or amount payable in respect thereof. The Committee may delegate any or all of its administrative authority hereunder (except with respect to the participation by the CEO) to the CEO, any other officer or employee of the Company or an outside party, but only to the extent, if any, permitted by Section 162(m) of the Code.

Section 9. Nonassignment. A Participant shall not be permitted to assign, alienate or otherwise transfer any interest in any amount payable in respect of his or her Target Incentive, and any attempt to do so shall be void. A Participant’s interests under this Program shall not be subject to garnishment or execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized. This Program shall be an unfunded plan and a Participant shall have only the rights of a general creditor of the Company with respect to such Participant’s interest under this Program.

Section 10. Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of any of the Company’s employee benefit plans, programs or arrangements, including, but not limited to, its qualified retirement plans or non-qualified retirement plans or for any other retirement or benefit plan, unless specifically provided for and defined under such plans subsequent to the date this Program was adopted. Any employee’s participation in the Program and receipt of any payment in respect of any Target Incentive is expressly made contingent upon the employee’s acceptance of the limitation set forth in the preceding sentence. Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Objective was attained.

Section 11. Successors. The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.

Section 12. Applicable Law. This Program shall be governed by and construed under the laws of the State of New York without regard to its conflict of law provisions.

Section 13. Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14. Tax Withholding. The Company shall have the power to withhold from any amount payable hereunder an amount sufficient to satisfy federal, state and local or non-U.S. withholding tax requirements on any amount payable under this Program.

Section 15. No Voluntary Election to Defer. Unless and to the extent expressly permitted by the Committee on such terms and conditions as it shall deem necessary or appropriate, no amount payable under the Program may be electively deferred by a Participant past the date as of which such amount would otherwise be paid hereunder. Notwithstanding the foregoing, the Company may defer payment of any amount payable in respect of any Target Incentive if and to the extent such payment would, if made at the time otherwise required under the Program, not be deductible by the Company or any Subsidiary by reason of Section 162(m) of the Code. Notwithstanding anything in this Program to the contrary, any deferral of payment permitted or required in accordance with this Section 15 shall at all times comply with the applicable provisions of Section

409A of the Code and all determinations with respect thereto shall be made in a manner intended to avoid the imposition on any Participant of the additional taxes set forth in such Section 409A.

Section 16. No Guarantee of Employment. Nothing in this Program shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or a Subsidiary.

Section 17. Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program. Except when otherwise indicated by the context, the singular shall be read and interpreted as the plural (when appropriate), and the plural shall include the singular.

Section 18. Amendment or Termination of this Program. Subject to the shareholder approval requirements of Section 162(m) of the Code, this Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee. Notwithstanding the foregoing, no amendment, suspension or termination shall adversely affect a Participant’s rights with respect to any Target Incentive previously established, except as provided herein, and the Committee shall have no authority to make any amendment which would cause compensation paid or payable under the Program to cease to be deductible by the Company for federal income tax purposes.

Section 19. Savings Provision. This Program is intended to comply with all the applicable conditions of Section 162(m) of the Code, so that compensation paid or payable hereunder shall constitute qualified “performance-based compensation” thereunder. To the extent any provision of this Program or any action by the Committee fails to so comply, it shall be deemed null and void with respect to the compensation of any Participant who is a “covered person” within the meaning of Section 162(m), to the extent permitted by law.

Section 20. Effective Date. Upon approval by the shareholders of the Company as required by Section 162(m) of the Code, this Program shall become effective as to awards granted on or after the commencement of the Company’s fiscal year that began October 1, 2011.

8